Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732

NEWS RELEASE

Company Contacts:
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 586-4897
benchelt@inlandrealestate.com	joel.cunningham@inlandrealestate.com

Inland Real Estate Corporation Announces
Increased Social Media Presence

Oak Brook, Ill. (May 6, 2013) - Inland Real Estate Corporation (NYSE: IRC), a leading real estate investment trust that owns and operates high quality, necessity and value based retail centers in select markets in the Central United States, today announced that it has expanded its online social media presence with the launch of dedicated pages on Twitter and LinkedIn.
On Twitter, Inland Real Estate Corporation will interact with the business and investment communities and post news, events, and other information via the username @IRC_REIT. The Twitter feed will also be a source for links to the Company's news releases, including quarterly earnings announcements.
Inland Real Estate Corporation's LinkedIn page, located at http://www.linkedin.com/company/inland-real-estate-corporation, provides an additional source for Company news and events to IRC's network of followers.
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About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community and power shopping centers and single-tenant retail properties located primarily in the Central United States. As of December 31, 2012, the Company owned interests in 157 investment properties, including 44 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.